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                                                                 Exhibit 10.11
                              CONSULTING AGREEMENT
                              --------------------

         This Agreement is made effective the 1st day of February, 1997 by and between BENCHMARK ASSOCIATES, INC., 5353 Manhattan Circle, Suite 201, Boulder, Colorado 80303 (the "Consultant"), and OFFICE CENTRE CORPORATION, (the "Company"), with its principal place of business in care of The King Group located at 38 East 32nd Street New York, NY 10016.

                                 R E C I T A L S

         WHEREAS, the Consultant represents to the Company that it has broad experience in providing technical and economic advice concerning business development; rendering advice to the Company to achieve the Company's goals through various business combinations including, but not limited to, capital formation, mergers/acquisitions, joint ventures, licensing, and corporate partnerships; and

         WHEREAS, the Company desires to obtain such services from Consultant and the Company agrees to provide compensation for such services to Consultant pursuant to the terms contained herein below.

         NOW THEREFORE, the parties do hereinafter agree as follows:

         1. DUTIES OF CONSULTANT. The Company hereby retains the Consultant to perform those duties delineated below and Consultant agrees to perform the following activities on behalf of the Company:

                  (a) Suggest revisions to and make recommendations to the Company's business plan;

                  (b) Participate in the Company's Acquisition Program, the mission of which is to secure appropriate acquisitions by aiding in the following activities: (i) locate, (ii) negotiate terms; (iii) complete letter of intent; (iv) perform due diligence; (v) complete definitive agreement; (vi) develop transition plan; and (vii) assist in closing.

         These specific objectives may be altered, modified or revised based on the Company's needs or new developments and as may be directed by the Company.


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         2.       COMPENSATION OF CONSULTANT.

                  (a) In consideration of the services to be provided by Consultant herein, the Company will compensate and pay Consultant on a monthly basis at the rate of Five Thousand Dollars ($5,000) per month, plus expenses during the term of this Agreement. The Company shall pay Consultant the monthly fee of $5,000 on the first day of each calendar month commencing February 1, 1997.

                  (b) In addition, Consultant shall receive and the Company shall pay fees ("Consultant's Fee") based upon the following terms:

                           (i) Upon the  closing of an Initial  Public  Offering
("IPO") of the Company's stock, the Consultant's Fee shall be due and payable at the closing of the IPO as follows:

                                    (A) Consultant shall receive the sum of
$425,000 in the form of cash plus $162,500 in the form of the Company's unregistered shares of stock calculated at a price per share which is 50% of the IPO price of the stock.

                                    (B) (This subparagraph intentionally left
blank)

                           (ii) Upon the closing of a merger transaction in
which the Company is merged into another entity prior to the occurrence of an IPO, then the Consultant's Fee shall be due and payable at the closing of the merger transaction as follows:

                                    (A) In the event the surviving entity is a
privately held entity or a natural person, Consultant shall receive a Consultant's fee in the amount of $700,000 payable in the form of cash and due immediately upon the closing of the merger transaction; or

                                    (B) In the event the surviving entity is a
publicly held company with registered, freely tradeable shares of stock, Consultant shall receive a Consultant's Fee in the form of cash in the amount of $250,000 plus $250,000 in the form of the surviving company's registered shares of stock with no restrictions calculated at a price per share which is 50% of the value of the surviving company's stock on the date of closing the merger transaction. However, at the Company's sole option, the Company may elect to pay Consultant the Consultant's Fee due under this subparagraph (B) in the form of cash in the amount of $700,000.

                           (iii) If none of the transactions described in
Section 2(b)(i)(A) or 2(b)(ii) above occur prior to the first anniversary of the earlier of (a) the normal expiration term of this Agreement or (b) the early termination of this Agreement for any reason and except as otherwise provided in this Agreement, the Consultant's Fee shall be the greater of (1) $125,000 if one Acquisition Transaction as defined below (other than an acquisition involving UDI Corp., UDI II Corp. or King Office Supplies, Inc.) finally closed during the term of this Agreement or within the twelve month period following the termination of this Agreement; (2) $250,000 if two or more Acquisition Transactions (other than an acquisition involving UDI Corp., UDI II Corp. or King Office Supplies, Inc.) are finally closed during the term of this Agreement or within the twelve

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month period following the termination of this Agreement or (3) the product of
$750,000 multiplied by a fraction, the numerator of which shall be equal to the combined product and service sales volumes (calculated as described in Section 2(c))of all Acquisition Transactions actually closed during the term of this Agreement and within the twelve month period following the termination of this Agreement (excluding the UDI Corp., UDI II Corp. and King Office Supply, Inc. transactions), and the denominator of which shall be $150 million. The Consultant's Fee payable under this Section 2(b)(iii) shall be due and payable within thirty days following the twelve month period immediately following the termination of this Agreement.

                  (c) If an event described in Sections 2(b)(i) or 2(b)(ii) occurs during the term of this Agreement, and the combined product and service sales volumes of completed Acquisition Transactions (excluding UDI Corp., UDI II Corp. and King Office Supply, Inc.) made prior to the occurrence of any event described in Sections 2(b)(i) or 2(b)(ii) and during the term of this Agreement exceed $150 million in gross annual revenues, Consultant shall receive an additional fee equal to 1% of the value of all Acquisition Transactions finally closed during the term of this Agreement prior to the occurrence of an event described in Section 2(b)(i) or 2 (b)(ii) which resulted in such product and service sales volumes exceeding the $150 million threshold. If a target in an Acquisition Transaction (the "Straddler") has such product and service sales volumes in an amount which, when added together with all such product and service sales volumes of targets in previously consummated Acquisition Transactions (excluding UDI Corp., UDI II Corp. and King Office Supply, Inc.), exceed $150 million, the additional 1% fee with respect to the Straddler shall be equal to the product of (i) 1% of the value of the Acquisition Transaction involving the Straddler multiplied by (ii) a fraction, the numerator of which equals the difference between (A) the combined product and service sales volumes of completed Acquisition Transactions at that date (including the Straddler) and
(B) $150 million, and the denominator of which is such product and service sales volumes of the Straddler. The value of such Acquisition Transactions shall be equal to the purchase price of all such Acquisition Transactions paid by the Company in whatever form the purchase price is payable including cash, debt assumed, notes, stock, and all deferred payments. In the event any portion of the purchase price of any such Acquisition Transaction is paid or is payable in property of a kind other than cash, assumed debt, notes, stock or deferred payments, the parties shall negotiate in good faith to determine the Consultant's Fee payable to Consultant with respect to such other property, with the valuation to be determined based on the valuation that the parties to the Acquisition Transaction in question ascribed to such property in reaching their agreement effecting such Acquisition Transaction. In the event the parties cannot reach an agreement as a result of such good faith negotiations, the issue of the Consultant's Fee payable with respect to such other property shall be submitted to arbitration under paragraph 7 of this Agreement. For purposes of this Agreement, an Acquisition Transaction shall be a transaction in which the Company purchases the assets or the stock of another person or entity and for which Consultant actively participates in the negotiation. However, the Company's acquisition of UDI Corp., UDI II Corp. and King Office Supply, Inc. shall not be included within the definition of Acquisition Transactions for purposes of this Agreement, and therefore no fee shall be paid for such acquisitions. In addition, any compensation paid to the principals of the acquisition targets for services actually to be performed by those principals shall not be included in such calculation of Consultant's Fee. The determination whether gross annual revenues in fact exceeds $150 million shall be based on, for each Acquisition Transaction, the most recent 12-month figures set forth in



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the audited financial statements used at the closing of such Acquisition
Transaction. All fees and compensation due Consultant under Paragraph 2(c) of this Agreement shall be due and payable within 15 days after the earlier of (1) the date on which the IPO closes, (2) the date on which the transaction described in paragraph 2(b)(ii)(A) closes, or (3) the date on which the transaction described in paragraph 2(b)(ii)(B) closes.

                  (d) In the event of a disagreement related to any of the Consultant's Fees payable under this Agreement, Company and Consultant agree to be guided by GAAP (Generally Accepted Accounting Principles) with such dispute to be submitted to arbitration pursuant to section 7 hereto.

                  (e) The Consultant's Fee described in Sections 2(b)(i)(A), 2(b)(ii) and 2(c) shall be in addition to, and exclusive of the monthly fees payable by the Company to Consultant described in subparagraph 2(a) of this Agreement.

                  (f) The Company shall reimburse Consultant the Consultant's reasonable and customary business expenses incurred by Consultant in connection with its performance of the services described in this Agreement. The Company shall deliver the actual reimbursement funds to Consultant within 10 days following Consultant's delivery to Company of a written expense report containing reasonable detail of the expenses for which Consultant seeks reimbursement together with receipts evidencing such expenses.

         3. INTENTIONALLY DELETED.

         4. PAYMENT OF CONSIDERATION AFTER TERMINATION.

                  (a) The parties agree that the initial acquisition candidates (each being a "Target") will be the companies as set forth on Annex A hereto. Upon mutual agreement of the Company and Consultant, Annex A may be amended from time to time to add or subtract Targets. If this Agreement expires or otherwise is terminated pursuant to Section 8 for any reason other than by the Company for just cause as described in paragraph 8(b) and if any relevant IPO or merger transaction as described in Sections 2(b)(i)(A) and 2(b)(ii) closes within one year of the expiration or other such early termination of this Agreement, Consultant shall be entitled to receive the full Consultant's Fee described in said Sections 2(b)(i)(A) and 2(b)(ii) less the amounts, if any, actually received by Consultant pursuant to Section 2(b)(iii). If, after the expiration or other such termination of this Agreement, any of the Acquisition Transactions are finally closed within the twelve month period following such expiration or other such early termination of this Agreement, with any Target with whom Consultant was participating as a part of the Acquisition Team prior to the expiration or other such early termination of this Agreement, Consultant shall be entitled to receive the Consultant's Fee (if applicable) described in Section 2(b)(iii) with respect to such Acquisition Transaction.

                  (b) In the event the Company terminates this Agreement for just cause as described in Section 8(b) of this Agreement, and except as otherwise provided in this Section 4(b) Consultant only shall be entitled to receive a Consultant's Fee if the Company closes an IPO or merger transaction as described in Sections 2(b)(i)(A) and 2(b)(ii) within the twelve month


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period immediately following the effective date of termination. The Consultant's
Fee payable in that event shall be equal to the Consultant's Fee described in either Section 2(b)(i)(A) or Section 2(b)(ii), as appropriate, times a fraction the denominator of which shall be the total combined product and service sales volume of completed Acquisition Transactions at the time of the closing of the IPO or merger transaction and the numerator of which shall be the total combined product and service sales volume of Acquisition Transactions under either contract or letter of intent (but not yet closed) which actually close prior to or at the closing the of the IPO or merger transaction. In the event the Company terminates this Agreement for just cause as described in Section 8(b) of this Agreement and the Company does not close an IPO or merger transaction as described in Sections 2(b)(i)(A) and 2(b)(ii) within the twelve-month period immediately following the effective date of termination, Consultant shall be entitled only to receipt of a Consultant's Fee in an amount described in Section 2(b)(iii).

         5. OBLIGATIONS OF COMPANY. The Company will make available to Consultant copies of all correspondence exchanged between Company, and any Target as well as any entity described in paragraph 2(b) and Company will, in general, keep Consultant apprised in a timely fashion of the nature of any such proposed transactions.

         6. RESTRICTIVE COVENANTS. The following restrictive covenants shall be in full force and effect during the term of this Agreement and for a period of one (1) year after this Agreement has been terminated:

                  (a) Consultant will take all action necessary to insure that all information provided by the Company to Consultant shall be kept in strictest confidence by Consultant; and

                  (b) During the term of this restrictive covenant, Consultant agrees not to, directly or indirectly, solicit any of the Company's Targets or any other parties whose names have been identified by the Acquisition Team as potential Targets for any other entity other than on behalf of the Company.

         7. MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event either party utilizes an attorney in order to enforce the terms of this Agreement and such party prevails, then the losing party shall reimburse the prevailing party for the costs of said action including, but not limited to, reasonable attorneys fees.

         8. TERM. (a) Unless otherwise terminated in accordance with the provisions contained in subparagraphs (b) or (c) of this paragraph 8, the term of this Agreement shall be twelve months commencing on the date of this Agreement.

                  (b) The Company may terminate this Agreement for just cause which shall include the following:

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                           (i)  Repeated failure by the Consultant, following
not less than 30 days' prior written warning, to perform duties and obligations pursuant to this Agreement in a correct, timely and expeditious manner;

                           (ii) Conviction or pleas of guilty or NOLO CONTENDRE
to any crime which constitutes a felony under the laws of any state or the laws of the United States by any of the Consultant's principals;

                           (iii) Engaging in activities by Consultant which
constitutes a material breach of the
provisions contained in paragraph 6 of this Agreement.

         In the event the Company elects to terminate this Agreement for just cause pursuant to this subparagraph 8(b), Consultant shall not be entitled to any of the monthly fees described in paragraph 2(a) accruing after the effective date of termination nor any of the Consultant Fees which otherwise would be due and owing for the consummation of Acquisition Transactions following the effective date of the termination of this Agreement except as provided in
Section 4(b).

         In the event the Company terminates this Agreement for any reason other than for just cause, Company shall remain obligated to pay and shall pay Consultant an amount equal to 50% of the monthly fee described in paragraph 2(a) of this Agreement for the remaining term of this Agreement as well as the Consultants Fees and the additional fees described in Section 4(a) of this Agreement.

            (c) Consultant may terminate this Agreement for just cause which shall include the following:

                  (i) The Company fails to pay any of the fees due and payable to Consultant under this Agreement and such failure continues for a period of thirty days following Consultant's delivery of written notice of such failure to Company;

                  (ii) The Company breaches any other provision of this Agreement and fails to cure such breach within thirty days following Consultant's delivery of written notice of such breach to the Company;

                  (iii) The Company fails to pursue with reasonable diligence any of the prospective Acquisition Transactions with the Targets and the Company continues its failure to do so during the thirty days following Consultant's delivery of written notice thereof to Company;

                  (iv) The Company becomes insolvent during the term of this Agreement.

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         In the event Consultant elects to terminate this Agreement for proven, just cause pursuant to this subparagraph 8(c), Consultant shall be entitled to receive and the Company shall remain obligated to pay and shall pay Consultant the amounts to which Consultant otherwise would be entitled to receive under subparagraphs 2(a), 2(b), 2(c) and 4(a) of this Agreement.

         9. AUTHORITY TO ACT. Each party hereby represents and warrants that the individual who executes this Agreement on behalf of such party has been granted the requisite authority to do so by such party.

         10. INDEMNIFICATION. Each party will indemnity and hold the other party and its agents, officers, directors and employees harmless from any and all claims arising from its activities under this Agreement except in the event that actions or inactions of such party are deemed to involve negligence or willful misconduct. Such indemnification shall include, but not be limited to, the non-breaching party's attorneys fees.

         11. NOTICE. Any notice required hereunder shall be complete upon certified mailing of the notice to the party at the address appearing herein, or at the address which shall from time to time be provided to the other party. The parties shall notify the other of any alteration or change in address hereinafter occurring.

         12. COUNTERPARTS. This Agreement may be executed in multiple counterparts. Each executed counterpart shall be considered an original, and taken together, shall constitute one and the same document. Any signature, notice or other communication with respect to the subject matter hereof may be given by telex, telecopy or other facsimile transmission and relied upon to the same extent as if it were an original.

         13. SEVERABILITY. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph or subparagraph of this Agreement is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

         14. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of New York.

         15. AMENDMENT. This Agreement may only be amended in writing, duly endorsed by the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement,


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effective the date first written above.

                            CONSULTANT:

                            BENMARK ASSOCIATES, INC.

                            By: /s/ Richard T. Case
                               -----------------------------------
                                 Richard T. Case

                                                Its duly authorized President
                                                                    -----------

                            OFFICE CENTRE CORPORATION


                            By: /s/ R.J. Gillon, Jr.
                               -----------------------------------
                                Robert J. Gillon, Jr.

                             Its duly authorized CEO

         For value received, the sufficiency of which hereby is acknowledged by UDI Corp. and by UDI II Corp, UDI Corp. and UDI II Corp. join this Agreement solely for the purpose of guaranteeing Office Centre Corporation performance of its obligations under this Agreement. The guarantee of UDI Corp. and of UDI II Corp. is one of performance and not merely of collection.

UDI CORP.                                 UDI II CORP.


By: /s/ Walter Gordenstein                By: /s/ Walter Gordenstein
   ------------------------------           --------------------------------
     Walter Gordenstein                        Walter Gordenstein

Its duly authorized Pres.                Its duly authorized Pres.
                    -------------                            ----------------



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